Exhibit 5.1

April 26, 2012

Apple Inc.

1 Infinite Loop

Cupertino, California 95014

Re:	Registration of Securities of Apple Inc.

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about April 26, 2012 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of up to 3,207 shares of Common Stock of Apple, Inc., a California corporation (the “Company”), no par value (the “Shares”), to be issued or delivered pursuant to the Chomp Inc. 2009 Equity Incentive Plan (the “Plan”).

In my capacity as counsel, I have examined the actions taken in connection with the issuance of the Shares and related corporate and other records of the Company that I considered appropriate.

On the basis of such examination and consideration of those questions of law I considered relevant, it is my opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

Sincerely,

/s/ Gene D. Levoff

Gene D. Levoff
Director, Corporate Law